Exhibit 10.6
RESTRICTED STOCK UNIT AGREEMENT

Granted by

FIRST NIAGARA FINANCIAL GROUP, INC.

under the

FIRST NIAGARA FINANCIAL GROUP, INC.
2012 EQUITY INCENTIVE PLAN

This Restricted Stock Unit Agreement (this “Restricted Stock Unit Award” or this “Agreement”) is hereby made by and between First Niagara Financial Group, Inc. (including its Subsidiaries where applicable, the “Company”) and Gary M. Crosby (the “Participant”) pursuant to that certain letter agreement by and between the Company and the Participant, dated April 5, 2013 (the “Letter Agreement”), and subject to the provisions of the 2012 Equity Incentive Plan (the “Plan”) of the Company, which provisions are hereby incorporated by reference and made a part hereof. A copy of the Plan has been provided to the Participant, and the Participant hereby accepts this Restricted Stock Unit Award, subject to all the terms and provisions of the Plan and this Agreement, and agrees that all decisions under and interpretations of the Plan and this Agreement by the Committee will be final, binding and conclusive upon the Participant and the Participant's beneficiaries, heirs, legal representatives, successors and permitted assigns. Unless the context clearly indicates otherwise, capitalized terms used herein but not defined will have the meaning given such terms in the Plan. The term “Stock” shall refer to the common stock, $0.01 par value per share, of the Company.
The number of shares of Stock under this Restricted Stock Unit Award is 115,221 (subject to adjustment pursuant to Section 6(b) of this Agreement). For purposes of this Agreement, the “Grant Date” shall mean April 9, 2013.

1.	Vesting Schedule.
Except as otherwise provided in Section 4 of this Agreement, subject to the Participant's continued Service with the Company through the vesting date, this Restricted Stock Unit Award shall vest on March 19, 2016.
2.    Grant of Restricted Stock Unit Award.

The Restricted Stock Unit Award will be in the form of a bookkeeping entry denominated in the number of shares of Stock subject to this Restricted Stock Unit Award, pending the vesting or forfeiture of this Restricted Stock Unit Award.

3.	Terms and Conditions.

(a)
Voting. The Participant will not have the right to vote the shares of Stock underlying this Restricted Stock Unit Award unless and until the issuance to the Participant of the underlying shares of Stock that have vested pursuant to Section 1 or Section 4 of this Agreement, subject to forfeiture pursuant to Section 5(e) of this Agreement.

(b)
Dividend Equivalents. Dividend equivalents in an amount equal to any cash dividends declared and paid with respect to the shares of Stock underlying this Restricted Stock Unit Award (the “Dividend Equivalents”) on the applicable dividend payment date will be distributed and paid to the Participant as soon as practicable after the applicable dividend payment date, but no later than the end of the calendar year in which the applicable dividend payment date occurs.

(c)
Payment. Except as otherwise provided by Section 4 of this Agreement, payment of this Restricted Stock Unit Award that vest pursuant to Section 1 of this Agreement, subject to forfeiture pursuant to Section 5(e) of this Agreement, shall be made in shares of Stock no later than the end of the year in which this Restricted Stock Unit Award vests pursuant to Section 1 of this Agreement.

(d)	Withholding.

(i)
The Participant shall have the right to direct the Company to satisfy the minimum amount of the federal, state and local taxes required to be withheld upon the payment of this Restricted Stock Unit Award by withholding a number of shares of Stock (based on the Fair Market Value on the date that this Restricted Stock Unit Award becomes subject to such taxes) otherwise to be paid that are necessary to satisfy the minimum amount of the taxes required to be withheld.

(ii)
In the event that the Participant does not make other arrangements with the Company for the payment of the minimum amount of federal, state or local taxes required to be withheld upon the payment of this Restricted Stock Unit Award prior to or at the time of the payment of this Restricted Stock Unit Award, then the Company shall have the right to withhold the number of shares of Stock (based on the Fair Market Value on the date that this Restricted Stock Unit Award becomes subject to such taxes) otherwise to be paid that are necessary to satisfy the minimum amount of the taxes required to be withheld.

(iii)
In the event that the Participant becomes subject to federal, state or local taxes on this Restricted Stock Unit Award before the date that this Restricted Stock Unit Award is paid, the Company shall accelerate the vesting and payment of and shall withhold the number of shares of Stock underlying this Restricted Stock Unit Award (based on the Fair Market Value on the date this Restricted Stock Unit Award becomes subject to such taxes) necessary to satisfy the minimum amount of the taxes required to be withheld, including the payment of federal, state or local taxes on the payment pursuant to this Section 3(d)(iii).

4.    Effect of Certain Events.

(a)
Death or Disability. In the event of the Participant's Termination of Service due to death or Disability, this Restricted Stock Unit Award will become fully vested, and shall be paid in shares of Stock no later than the later of the end of the year in which the Termination of Service occurs and the 15th day of the third month following the date of the Termination of Service, and neither the Participant nor the Participant's beneficiaries or heirs shall be permitted, directly or indirectly, to designate the year of payment.

(b)
Retirement. In the event of the Participant's Termination of Service due to Retirement, this Restricted Stock Unit Award will become fully vested, and shall be paid in Shares of Stock no later than the later of the end of the year in which the Termination of Service occurs and the 15th day of the third month following the date of the Termination of Service, and the Participant shall not be permitted, directly or indirectly, to designate the year of payment. “Retirement” means a Termination of Service by the Participant who meets the age and years of service requirements set forth in the definition of Retirement in the Plan on the date of the Termination of Service.

(c)
Transition Plans. This Restricted Stock Unit Award is subject to the Transition Plans, as in effect from time to time. “Transition Plans” has the meaning given such term in the Letter Agreement. In the event of the accelerated vesting of this Restricted Stock Unit Award pursuant to the Transition Plans, then payment of this Restricted Stock Unit Award shall be made no later than the later of the end of the year in which this Restricted Stock Unit Award vests and the 15th day of the third month following the date on which this Restricted Stock Unit Award vests, and the Participant shall not be permitted, directly or indirectly, to designate the year of payment.

(d)	Termination for Cause. Notwithstanding any other provision in this Agreement, if the Participant's Service has been terminated for Cause, this Restricted Stock Unit Award will expire and be forfeited.

(d)
Other Termination. Except as otherwise provided by this Section 4, and except as otherwise provided by the Transition Plans, upon the Termination of Service of the Participant, any unvested shares of Stock under this Restricted Stock Unit Award will expire and be forfeited.

5.    Covenants.

(a)
Unless the Compensation Committee determines otherwise and so advises the Participant in a signed writing, the Participant agrees to comply with this Section 5 while employed by the Company and for the one-year period

(an unlimited period for the covenant set forth in Section 5(d) below) immediately following the Participant's Termination of Service with the Company, regardless of the reason for such Termination of Service.

(b)
The Participant shall not, directly or indirectly, either for the Participant's own benefit or purpose or for the benefit or purpose of any person other than the Company or any of its Subsidiaries, solicit, call on, do business with, or actively interfere with the Company's or any Subsidiary's relationship with, or attempt to divert or entice away, any person or entity that the Participant should reasonably know (i) is a customer of the Company or any Subsidiary for which the Company or any Subsidiary provides any services as of the date of the Participant's Termination of Service; or (ii) was a customer of the Company or any Subsidiary for which the Company or any Subsidiary provided any services at any time during the 12-month period immediately preceding the date of the Participant's Termination of Service; or (iii) was, as of the date of the Participant's Termination of Service, considering retention of the Company or any Subsidiary to provide any services.

(c)
The Participant shall not, directly or indirectly, either for the Participant's own benefit or purpose or for the benefit or purpose of any person other than the Company or any of its Subsidiaries, employ, or offer to employ, call on, or actively interfere with the Company's or any Subsidiary's relationship with, or attempt to divert or entice away, any employee of the Company or any of its Subsidiaries, nor shall the Participant assist any other person in such activities.

(d)
During the Participant's employment with the Company or any Subsidiary, and thereafter regardless of the reason for the Termination of Service, the Participant will not disclose or use in any way any confidential business or technical information or trade secret acquired in the course of such employment, all of which is the exclusive and valuable property of the Company and its Subsidiaries, whether or not conceived of or prepared by the Participant, other than: (i) information generally known to the public; (ii) as required in the course of employment by the Company or Subsidiary; (iii) as required by any court, supervisory authority, administrative agency or applicable law; or (iv) with the prior written consent of the Compensation Committee or its designee.

(e)
Upon any breach of the covenants set forth in this Section 5, the Participant agrees and acknowledges that this Restricted Stock Unit Award shall automatically and immediately terminate and become null and void. In addition, the Participant agrees and acknowledges that a breach of the covenants set forth in this Section 5 will cause the Company and its Subsidiaries irreparable harm, and that the Company and its Subsidiaries will therefore be entitled to issuance of immediate, as well as permanent, injunctive relief restraining the Participant, and each and every person and entity acting in concert or participating with the Participant, from initiation and/or continuation of such breach. The Participant further understands and agrees that for the purpose of fashioning an appropriate injunctive remedy, the time period of the covenants set forth in this Section 5 shall be extended by any time period the Participant is found to be in breach of said covenants. In the event any of this Section 5 is determined by a court of competent jurisdiction to be unenforceable because unreasonable either as to length of time or area to which said restriction applies, it is the intent of the Participant and the Company and its Subsidiaries that said court reduce and reform the provisions thereof so as to apply to the greatest limitations considered enforceable by the court.

6.    Miscellaneous.

(a)
Delivery of shares of Stock under this Restricted Stock Unit Award will comply with all applicable laws (including, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

(b)	This Restricted Stock Unit Award will be adjusted upon the occurrence of the events specified in Section 3.3 of the Plan.

(c)	This Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Participant.

(d)	This Restricted Stock Unit Award may not be sold, encumbered, hypothecated or otherwise transferred.

(e)	This Restricted Stock Unit Award will be governed by and construed in accordance with the laws of the State of Delaware.

(f)	The granting of this Restricted Stock Unit Award does not confer upon the Participant any right to be retained in the Service of the Company or any Subsidiary.

(g)
This Restricted Stock Unit Award is made in satisfaction of the Company's obligation under Section 8 of the Letter Agreement, and the Participant hereby accepts this Restricted Stock Unit Award in satisfaction of such obligation of the Company. Participant hereby agrees and acknowledges that he is not entitled to any other award or payment pursuant to Section 8 of the Letter Agreement other than this Restricted Stock Unit Award.

(h)	In the event of any conflict among the provisions of the Plan and this Agreement, the provisions of the Plan will be controlling and determinative.

(i)
Any actions by the Company under this Agreement or the Plan must comply with the law, including regulations and other interpretive action, of the Federal Deposit Insurance Act, Federal Deposit Insurance Corporation, or other entities that supervise any of the activities of the Company. Specifically, any payments to the Participant by the Company, whether pursuant to this Agreement, the Plan or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

(j)
This Restricted Stock Unit Award is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Company will not be obligated to issue any shares of Stock hereunder if the issuance of such shares would constitute a violation of any such law, regulation or order or any provision thereof.

(k)
The Committee will have the authority and discretion to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan. Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

(l)
This Restricted Stock Unit Award and the Dividend Equivalents are intended to comply with or be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated and other official guidance issued thereunder (collectively, “Section 409A”), and this Agreement will be administered and interpreted consistent with such intention. Notwithstanding any other provision of this Agreement or the Transition Plans, in the event that the Participant is a “specified employee” for purposes of Section 409A, any payment to the Participant pursuant to this Agreement or the Transition Plans that is required to be delayed by six-months by Section 409A shall instead be made on the first day of the month following the expiration of such six-month period.

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement effective as of the Grant Date.

FIRST NIAGARA FINANCIAL GROUP, INC.
By:	/s/ Kate White
Kate White, Managing Director of Human Resources

PARTICIPANT